EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ambit Contacts:
Marcy Graham	Andrew McDonald, Ph.D.
Executive Director, Investor Relations & Corp Comm	LifeSci Advisors, LLC
Ambit Biosciences Corporation	Founding Partner
858-334-2125	646-597-6987
mgraham@ambitbio.com	andrew@lifesciadvisors.com

AMBIT BIOSCIENCES ANNOUNCES FIRST QUARTER 2014 OPERATING RESULTS

Quizartinib QUANTUM-R Phase 3 Trial Begins

SAN DIEGO — May 6, 2014 — Ambit Biosciences (NASDAQ: AMBI), a biopharmaceutical company focused on discovery and development of drugs targeting unmet needs in oncology, autoimmune and inflammatory disease, today announced operating results for the first quarter 2014.  The company will host a conference call today to discuss financial results for the first quarter, and to provide an update on plans and activities for 2014.

“We are off to a strong start in 2014, with the most notable achievement being the initiation of the QUANTUM-R Phase 3 trial,” said Michael Martino, Ambit’s President and Chief Executive Officer.  “We were also pleased to announce the acceptance of two abstracts for presentation at ASCO, and more recently learned that two more have been accepted for presentation at EHA in Milan.  With the acceptance of these abstracts, quizartinib will have been featured in almost twenty presentations at ASH, ASCO and EHA over the past two years, and has been studied to date in more than 500 patients in company and investigator sponsored trials.”

Operational Update

The Company recently announced the initiation of the QUANTUM-R registrational Phase 3 clinical trial comparing quizartinib as monotherapy to chemotherapy regimens in relapsed/refractory acute myeloid leukemia (AML) patients with the FMS-like tyrosine kinase-3 (FLT3)-ITD mutation.

The trial is being conducted in FLT3-ITD positive AML patients over the age of 18 who have relapsed from, or are refractory to, frontline chemotherapy, including those patients relapsing following hematopoietic stem cell transplantation (HSCT).  Patients who proceed to HSCT after quizartinib treatment will be eligible to reinitiate treatment with quizartinib following the transplant.  Quizartinib dosed as a continuous maintenance therapy following a HSCT has the potential to increase duration of remission and overall survival.

The Company plans to enroll approximately 326 patients in the United States, Western Europe, Canada and Australia. The primary endpoint for the Phase 3 clinical trial is overall survival.  An interim analysis will be conducted and the trial includes an adaptive design component that will allow the Data Safety Monitoring Board (DSMB) to recommend an increase in the number of patients, if warranted. Enrollment is expected to be completed in the second half of 2015, assuming there is no increase in the number of patients following the interim analysis.

The Company also announced initiation of the Phase 2 cohort in the MD Anderson Cancer Center-sponsored Phase 1/2 study of quizartinib in combination with either 5-azacitidine or low dose cytarabine for previously untreated FLT3-ITD positive AML patients age 60 or older, or FLT3-ITD positive AML patients 18 years of age or older in first relapse.  The trial is being conducted under the principal direction of Jorge Cortes, M.D., of The University of Texas MD Anderson Cancer Center, who is also the principal investigator of the Phase 3 QUANTUM-R trial.

Additionally, the Company announced two abstracts to be presented at the Annual Meeting of the American Society of Clinical Oncology (ASCO), held May 30 through June 3, 2014, at McCormick Place in Chicago.  These include poster presentations by Dr. Garry J. Schiller, M.D. entitled, “Final Results of a Randomized Phase 2 Study Showing the Clinical Benefit of Quizartinib (AC220) in Patients with FLT3-ITD Positive Relapsed or Refractory Acute Myeloid Leukemia;” and by Dr. Mark J. Levis, Ph.D. entitled, “The Benefit of Treatment with Quizartinib and Subsequent Bridging to HSCT for FLT3-ITD(+) Patients with AML.”  Both abstracts will be presented during the Leukemia, Myelodysplasia, and Transplantation session and will be on display Monday, June 2, 1:15pm to 5:00pm (CDT) in S Hall A2.

Abstracts have also been accepted for presentation at this year’s Congress of the European Hematology Association (EHA) in Milan, Italy.  The abstracts will be made available on the EHA website on May 21, 2014.

First Quarter Results

Revenues were $32,000 and $6.6 million for the quarters ended March 31, 2014 and 2013, respectively.  The decrease of $6.6 million was primarily due to the termination of the Company’s collaboration with Astellas Pharma.

Research and development expenses were $6.3 million and $9.0 million for the quarters ended March 31, 2014 and 2013, respectively.  The decrease of $2.7 million was primarily due to lower quizartinib research and development expenses.  This resulted from a reduction in the number of patients being treated and followed in our Phase 2b clinical trial.  This reduction was partially offset by an increase in start-up expenses related to our Phase 3 clinical trial, which commenced in April 2014.

General and administrative expenses were $3.3 million and $1.8 million for the quarters ended March 31, 2014 and 2013, respectively.  The increase of $1.5 million was primarily due to increased expenses related to operating as a public company, increased personnel-related expenses and increased stock-based compensation expenses.

Other income (net) was $536,000 for the quarter ended March 31, 2014, and other expenses (net) was $4.1 million for the quarter ended March 31, 2013.   The change of $4.6 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is driven by the change in fair value of the underlying preferred or common securities.

At March 31, 2014, the Company had cash and equivalents of $61.9 million, compared to $71.2 million at December 31, 2013.  Common shares outstanding were 17.9 million and fully diluted shares outstanding were 21.8 million at the end of the first quarter, 2014.

The Company anticipates an average quarterly cash burn rate of between $9 million and $11 million based on the current operational plan.

Conference Call and Webcast

A conference call hosted by the Ambit management team will be webcast live today at 5:00 pm EDT (2:00 pm PDT) and will be webcast live on the Ambit Biosciences website.  To access the live teleconference call, dial 866-436-9172 in the U.S. and 630-691-2760 for international callers.  Please specify to the operator that you would like to join the “Ambit First Quarter 2014 Earnings Conference Call,” referencing conference ID number 36742362. If you are unable to listen to the live webcast, a teleconference replay will be available through Tuesday, May 13, 2014.  Interested parties can access the replay by dialing 888-843-7419 and entering the passcode 36742362.

The conference call webcast is accessible through the “Investors & Media” section of the Ambit Biosciences website at http://www.ambitbio.com.  An online replay will be available following the initial broadcast until Friday, June 6, 2014.

About Ambit Biosciences

Ambit is a biopharmaceutical company focused on the discovery, development and commercialization of drugs to treat unmet medical needs in oncology, autoimmune and inflammatory diseases by inhibiting kinases that are important drivers for those diseases. Ambit’s lead drug candidate, quizartinib (AC220), is a once-daily, orally-administered potent and selective, inhibitor of FMS-like tyrosine kinase-3 (FLT3) and is currently in a registrational Phase 3 clinical trial, referred to as QUANTUM-R, in patients with relapsed/refractory FLT3-ITD positive, acute myeloid leukemia (AML).  Quizartinib is also being studied in newly diagnosed patients in combination with chemotherapy as well as maintenance following a hematopoietic stem cell transplantation (HSCT). In addition to quizartinib, Ambit’s clinical pipeline includes AC410, an oral JAK2 inhibitor, and CEP-32496, a BRAF inhibitor licensed to Teva Pharmaceutical Industries Ltd. Ambit’s preclinical portfolio includes a proprietary CSF1R inhibitor program.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Ambit’s expectations regarding future development and therapeutic potential of quizartinib and Ambit’s other drug candidates, progress and expected timing of Ambit’s drug development programs and clinical trials, plans regarding future clinical trials of quizartinib and Ambit’s other drug candidates, the presentation of data from clinical trials, the clinical benefits to be derived from quizartinib and Ambit’s other drug candidates, the regulatory approval path for quizartinib, and Ambit’s expectations regarding its use of cash. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as  “plans,” “expects,” “anticipates,” “hopes”, “may,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ambit’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Ambit’s programs are described in additional detail in Ambit’s SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ambit undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended March 31,
	2014	2013
Revenues	$32	$6,592

Operating expenses:
Research and development	6,257	9,005
General and administrative	3,308	1,776
Total operating expenses	9,565	10,781

Loss from operations	(9,533)	(4,189)

Other income (expenses), net	535	(4,113)

Consolidated net loss	$(8,998)	$(8,302)

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$61,853	$71,189
Other assets	1,571	1,974
Property and equipment, net	823	785
Total assets	$64,247	$73,948

Accounts payable, accrued expenses and other liabilities	$5,880	$6,708
Warrant liabilities	9,122	9,650
Stockholders’ equity	49,245	57,590
Total liabilities and stockholders’ equity	$64,247	$73,948

###